Exhibit 99.1

COMARCO ANNOUNCES $2.0 MILLION BRIDGE FINANCING AND

$3.0 MILLION EQUITY PURCHASE COMMITMENT FROM LARGEST SHAREHOLDER

LAKE FOREST, Calif., July 31, 2012 – Comarco, Inc. (OTC: CMRO.PK), announced today that, on Friday, July 27, 2012, it entered into a combined debt and equity financing transaction with its largest shareholder, Broadwood Partners, L.P. (“Broadwood”). Pursuant to this transaction, Broadwood has made a $2.0 million six month secured loan to the Company (the “Bridge Loan”) to provide us with near term liquidity. Broadwood also entered into a stock purchase agreement (the “Stock Purchase Agreement”) with us, by which it has agreed to purchase up to 3.0 million shares of our common stock, at a price of $1.00 per share. This $1.00 per share purchase price substantially exceeds the closing price of the Company’s common stock of $0.20 per share on Friday, July 27, 2012.

“Broadwood has made a strong commitment to Comarco by agreeing to provide us with the Bridge Loan and committing to purchase up to $3.0 million of our common stock at a substantial premium to recent trading prices,” said Tom Lanni, Chief Executive Officer of Comarco. “We believe that this strong support from our largest shareholder reflects Broadwood’s view, shared by the Company, that with additional capital we can succeed in using our patented technology to grow our multi-function mobile power products business. Also, with this financing, and the recent resolution of a dispute with a former supplier announced last week, we continue to rebuild Comarco’s balance sheet,” added Mr. Lanni.

Description of Bridge Loan. The $2.0 million Bridge Loan bears interest at a rate of 5.0% per annum, is secured by all of the Company’s assets, including its patents and technology rights, will rank senior to all other Company indebtedness and is due and payable in full, together with accrued interest, on January 28, 2013 (the “Maturity Date”). The Company intends to use the net proceeds of the Bridge Loan to fund its working capital requirements and, to a lesser extent, capital expenditures required in the operation of its business.

The Stock Purchase Agreement. The Stock Purchase Agreement provides that, following efforts on our part to raise additional equity capital from other investors during the next six months (whether or not successful), Broadwood will purchase up to 3.0 million shares of our common stock, at a price of $1.00 per share, provided that we remain in compliance with our obligations in connection with the Bridge Loan. The Company will decide how many of those 3.0 million shares to sell to Broadwood pursuant to the Stock Purchase Agreement, based primarily on the cash requirements of the Company’s business. The net proceeds from the sale of Company common stock to Broadwood will be used by the Company to repay the Bridge Loan and to fund the Company’s on-going working capital and other cash requirements. The Stock Purchase Agreement provides that, if the Company were to sell shares of its common stock (or securities that are convertible or exercisable into shares of its common stock) at a price less than $1.00 per share, at any time during the next 12 months, then the per share price that would be payable by Broadwood for the shares it purchases pursuant to the Stock Purchase Agreement will be reduced to that lower price and the maximum number of shares that the Company may sell to Broadwood under that Agreement would be proportionately increased.

Stock Purchase Warrants. In connection with this financing transaction, the Company has issued stock purchase warrants (“Warrants”) to Broadwood entitling it to purchase up to a total of 1,704,546 shares of our common stock (“Warrant Shares”), at a price of $1.00 per share, at any time during the next eight years. If we raise less than $3.0 million from sales of equity securities to other investors during the next six months, then Broadwood will receive an additional Warrant to purchase, at a price of $1.00 per share, the following applicable number of additional Warrant Shares: 250,000 Warrant Shares, if we raise more than $2.0 million, but less than $3.0 million, 500,000 Warrant Shares, if we raise more than $1.0 million but not more than $2.0 million, or 1,000,000 shares, if we raise less than $1.0 million, during the next six months. On the other hand, Broadwood will not receive this additional Warrant if we succeed in raising at least $3.0 million from such sales of equity securities in the next six months. The Warrants provide that if the Company sells shares of its common stock (or any securities that are convertible or exercisable into shares of Company common stock) at a price less than $1.00 per share, then, subject to certain exceptions, the exercise price of the Warrants then outstanding will be reduced to that lower price and the number of Warrant Shares purchasable by Broadwood on exercise of the Warrants will be proportionately increased.

Broadwood currently owns approximately 21% of the Company’s outstanding shares. If we sell the maximum of 3.0 million shares to Broadwood under the Stock Purchase Agreement, then Broadwood’s ownership would increase to approximately 43% of the Company’s outstanding shares, and would further increase to approximately 55% of the Company’s outstanding shares, if Broadwood were to exercise the Warrants in their entirety.

The foregoing summaries of the agreements entered into by the Company with Broadwood are not intended to be complete and are qualified by reference to those agreements, copies of which are being filed by the Company with the Securities and Exchange Commission.

This News Release is neither an offer to sell nor the solicitation of an offer to buy any shares of common stock or any other securities of the Company.

About Comarco

Comarco, Inc. is a leading designer, developer, and provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal power products.1 These standalone, multi-function mobile power adapters are used to simultaneously power and charge multiple electronic devices, including notebook computers, mobile phones, E-readers, tablet devices, such as the iPad®, and iPods® and many other portable, rechargeable consumer electronic devices.2 The Company’s websites can be found at www.cmro.com and www.chargesource.com.

Forward-Looking Information

This news release includes statements regarding our expectations, beliefs, intentions and views about our business and future financial performance and financial condition, and with respect to our plans to sell shares of common stock. Those statements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this news release, other than statements about historical facts, are forward looking statements, which can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” “can” or “may”. However, due to a number of risks and uncertainties to which our business is subject, our actual financial performance and financial condition in the future and the amount of capital we are able to raise, may differ, possibly significantly, from our expectations, beliefs, intentions or views as set forth in the forward-looking statements contained in this news release.

Information regarding the risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended January 31, 2012, which we filed with the Securities and Exchange Commission on April 30, 2012. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date. We also disclaim any obligation to update or revise any of the forward-looking statements in this news release as a result of new information, future events or otherwise, except as may be required by law.

Company Contacts:

Thomas Lanni President and CEO Comarco, Inc. (949) 599-7460 tlanni@comarco.com	Alisha Charlton Vice President and CAO Comarco, Inc. (949) 599-7551 acharlton@comarco.com

[1]	ChargeSource is a registered trademark of the Company.
[2]	iPad and iPod are registered trademarks of Apple Inc.